UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2005 (April 6, 2005)

GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

One Gaylord Drive Nashville, Tennessee	37214

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 8.01. Other Events.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

Item 8.01. Other Events.

     On April 6, 2005, Gaylord Entertainment Company (the “Company”) entered into an agreement dated as of April 6, 2005, with HWB 2507 Kalakaua, LLC, a wholly owned subsidiary of Leucadia National Corporation (the “Seller”), to purchase the Seller’s 716 room Aston Waikiki Beach Hotel and related assets located in Honolulu, Hawaii (the “Hotel”). The aggregate purchase price for the Hotel is $107,000,000.

     The purchase of the Hotel is subject to the satisfaction of certain conditions, including the Company’s satisfaction with the results of its review of the property during a brief diligence period and other customary conditions. In addition, the purchase of the Hotel is also subject to the specific condition that approval of the Company’s board of directors be obtained at a meeting currently scheduled for May 5, 2005. One of the factors that the Company’s board of directors will consider in determining whether to approve the purchase of the Hotel is whether, and the extent to which, joint venture partners or equity financing are available for providing a significant portion of the purchase price. The Company’s ResortQuest segment is currently the manager of the Hotel and has managed the Hotel for approximately four years.

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY
Date: April 12, 2005	By:	/s/ Carter R. Todd
		Name:	Carter R. Todd
		Title:	Senior Vice President, General Counsel and Secretary

3